Filed Pursuant to Rule 433
Registration Statement No. 333-171806

ROYAL BANK OF CANADA MEDIUM-TERM NOTES, SERIES E $100,000,000 FLOATING RATE SENIOR NOTES, DUE JANUARY 25, 2018 FINAL TERM SHEET DATED JANUARY 17, 2013

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Floating Rate Senior Notes, due January 25, 2018

MTN Program Size:	$25 billion

Expected Ratings1:	Aa3 / AA- / AA (Stable / Stable / Stable)

Principal Amount:	$100,000,000

Issue Price:	100.00%

All-in Price:	99.90%

Underwriting Discount:	0.10%

Trade Date:	January 17, 2013

Settlement Date (T+5):	January 25, 2013

Maturity Date:	January 25, 2018

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3 Month USD LIBOR plus 48bps payable quarterly

Interest Payment Dates:	Quarterly on the 25th of each January, April, July and October, beginning on April 25, 2013

Initial Interest Rate:	3 Month USD LIBOR determined on the second London business day preceding January 25, 2013, plus 48bps

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York

Day Count Fraction:	Actual/360

Listing:	None

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Optional Redemption:	None

CUSIP / ISIN:	78008SXB7 / US78008SXB77

Lead Manager:	RBC Capital Markets, LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829.